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FOR IMMEDIATE RELEASE

Craig M. Hammett - Vice President, Chief Financial Officer     (402) 341-4500
Jeffrey S. Laudin - Manager, Investor Relations                (402) 341-4500

                CalEnergy Closes Public Offering of Common Stock

                  OMAHA, NE, October 20, 1997: CalEnergy Company, Inc. ("CalEnergy" or the "Company") (NYSE, PCX and LSE Symbol: CE) announced today that on Friday, October 17, 1997 it consummated the public offering of 17.1 million shares of its common stock ("Common Stock") at $37 7/8 per share in simultaneous United States and international offerings. In addition, 2 million shares of Common Stock were purchased from CalEnergy in a direct sale by a trust affiliated with Walter Scott, Jr., the Chairman and Chief Executive Officer of Peter Kiewit Sons', Inc., contemporaneously with the closing of the public offering.

                  The Company will use the net proceeds from the public offering and the direct sale, together with the expected proceeds of a subsequent offering of Senior Notes due 2007 and general corporate funds of the Company, to complete the acquisition of all of the interest of Kiewit Diversified Group Inc. ("KDG") in the various international power generation projects ("Joint Venture Energy Projects") which are jointly owned with the Company and managed by the Company, as well as the repurchase of all of KDG's outstanding ownership interests in the Company's Common Stock. The KDG acquisition agreement provides that the Company will pay $1,155,000,000 for KDG's ownership interest in the Joint Venture Energy Projects and the Company's Common Stock. The closing under the KDG acquisition agreement is expected to occur in January, 1998.

                  The Company, which manages and owns interest in over 5,000 net MW of power generation facilities in operation, construction and development worldwide, currently operates 20 generating facilities and also supplies and distributes electricity to 1.5 million customers. www.calenergy.com